NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
January 14, 2016	617-292-9750
mark.zelermyer@fhlbboston.com

$30 Million to Fuel Economic Growth And Affordable Housing in New England
BOSTON - The Federal Home Loan Bank of Boston announced two new programs today designed to boost the regional economy by encouraging job creation and adding to the supply of safe, decent, affordable housing in the area.

Jobs for New England commits $15 million in interest-rate subsidies over the next three years. This funding enables member banks, credit unions, community development financial institutions, and insurance companies to provide low-cost loans to small businesses to create jobs and stimulate local economic growth.

The second program, Helping to House New England, supplies an additional $15 million in interest-rate subsidies over the same period to the region’s state housing finance agencies. These funds will be used to develop or preserve affordable rental and ownership housing for qualifying households.

“These two programs will do more than create jobs and provide homes,” said Edward A. Hjerpe III, the Bank’s president and chief executive officer. “Investing in small business and affordable housing will lead to economic development in communities across our region.”

Additional information on the two programs can be found at www.fhlbboston.com. Small businesses should contact their local lender about the Jobs for New England program. Households looking for more information about Helping to House New England should contact their state’s housing finance agency.

About the Bank
The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.
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